CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-102588 on Form N-1A of our report dated October 13, 2008, relating to the financial statements and financial highlights of Oppenheimer Principal Protected Main Street Fund, a series of Oppenheimer Principal Protected Trust, appearing in the Annual Report on Form N-CSR of Oppenheimer Principal Protected Trust for the year ended August 31, 2008, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

December 23, 2008